UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2004

MK RESOURCES COMPANY

(Exact name of registrant as specified in charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

(801) 297-6900

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2004, the compensation committee of the Board of Directors of MK Resources Company (the “Company”) approved the MK Resources Company Executive Severance Plan (the “Severance Plan”). The purpose of the Severance Plan is to give certain executives and senior managers severance benefits under specified circumstances in order to recognize their service to the Company and to encourage them to continue employment with the Company. As of the date of this report, the participants include the Company’s chief executive officer, chief financial officer, manager of operations and manager of mine development. The Severance Plan provides for severance benefits only if a participant is terminated after the occurrence of a trigger event and the participants termination is either without cause or for good reason, as specified in the Severance Plan. The trigger events include certain change of control transactions or the liquidation of the Company following a sale of the Company’s primary mining project. If all of the conditions of the Severance Plan are met with respect to a participant, the participant is entitled to receive a cash payment equal to three times the participant’s annual base salary. The foregoing summary is qualified in its entirety by reference to the complete Severance Plan, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	10.1 MK Resources Company Executive Severance Plan dated November 18, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: November 23, 2004

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	MK Resources Company Executive Severance Plan dated November 18, 2004.